EXHIBIT 99.1

                   CONSOLIDATED CAPITAL EQUITY PARTNERS, L.P.


                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                           FOR THE THREE MONTHS ENDED

                            MARCH 31, 1998 AND 1997


                         PART I - FINANCIAL INFORMATION


ITEM 1.  FINANCIAL STATEMENTS

a)
                    CONSOLIDATED CAPITAL EQUITY PARTNERS, L.P.

                            CONSOLIDATED BALANCE SHEETS
                                  (in thousands)

                                                               March 31,       December 31,
                                                                 1998             1997
                                                              (Unaudited)        (Note)
Assets
  Cash and cash equivalents                                 $   2,146         $   1,439
  Receivables and deposits                                      1,406             1,241
  Restricted escrows                                              644               798
  Other assets                                                  1,490             1,550

  Investment properties:
    Land                                                       10,217            10,217
    Buildings and related personal property                    97,881            97,598
                                                              108,098           107,815
    Less accumulated depreciation                             (77,075)          (75,746)
                                                               31,023            32,069

                                                            $  36,709         $  37,097

Liabilities and Partners' Deficit
Liabilities
  Accounts payable                                          $     232         $     426
  Tenant security deposit liabilities                             614               620
  Accrued property taxes                                          384               116
  Other liabilities                                               428               513
  Mortgage notes and interest payable                          23,065            23,133
  Master loan and interest payable                            297,986           289,783
                                                              322,709           314,591

Partners' Deficit
  General partner                                              (2,860)           (2,775)
  Limited partners                                           (283,140)         (274,719)
                                                             (286,000)         (277,494)

                                                            $  36,709         $  37,097

Note: The balance sheet at December 31, 1997, has been derived from the audited financial statements at that date, but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

           See Accompanying Notes to Consolidated Financial Statements


b)
                  CONSOLIDATED CAPITAL EQUITY PARTNERS, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                                (in thousands)

                                                                 Three Months Ended
                                                                       March 31,
                                                                1998              1997
Revenues:
    Rental income                                           $  4,939           $  4,678
    Interest income                                               35                 35
    Other income                                                 354                302

         Total revenues                                        5,328              5,015

Expenses:
    Operating                                                  2,385              2,391
    General and administrative                                   167                252
    Depreciation                                               1,329              1,265
    Property taxes                                               330                325
    Interest                                                   9,602              8,692
    Bad debt expense, net                                         21                 --

         Total expenses                                       13,834             12,925

Net loss                                                    $ (8,506)          $ (7,910)

Net loss allocated to general partner (1%)                  $    (85)          $    (79)
Net loss allocated to limited partners (99%)                  (8,421)            (7,831)

                                                            $ (8,506)          $ (7,910)

          See Accompanying Notes to Consolidated Financial Statements


c)
                  CONSOLIDATED CAPITAL EQUITY PARTNERS, L.P.

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
                                  (Unaudited)

              For the Three Months Ended March 31, 1998 and 1997
                                (in thousands)

                                                   General          Limited
                                                   Partner          Partners          Total
Partners' deficit at
  December 31, 1996                               $ (2,449)        $(242,488)       $(244,937)

Net loss for the three months
  ended March 31, 1997                                 (79)           (7,831)          (7,910)

Partners' deficit at
  March 31, 1997                                  $ (2,528)        $(250,319)       $(252,847)

Partners' deficit at
  December 31, 1997                               $ (2,775)        $(274,719)       $(277,494)

Net loss for the three months
  ended March 31, 1998                                 (85)           (8,421)          (8,506)

Partners' deficit at
  March 31, 1998                                  $ (2,860)        $(283,140)       $(286,000)

          See Accompanying Notes to Consolidated Financial Statements


d)
                  CONSOLIDATED CAPITAL EQUITY PARTNERS, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                (in thousands)

                                                                        Three Months Ended
                                                                             March 31,
                                                                        1998          1997
Cash flows from operating activities:
Net loss                                                             $ (8,506)     $ (7,910)
Adjustments to reconcile net loss to net
   cash provided by operating activities:
   Depreciation and amortization                                        1,388         1,318
   Bad debt expense, net                                                   21            --
   Change in accounts:
      Receivables and deposits                                           (186)           97
      Other assets                                                          1          (246)
      Accounts payable                                                   (194)         (548)
      Tenant security deposit liabilities                                  (6)           (6)
      Accrued property taxes                                              268            60
      Other liabilities                                                   (85)           61
      Accrued interest on Master Loan                                   8,578         8,266

          Net cash provided by operating activities                     1,279         1,092

Cash flows from investing activities:
  Property improvements and replacements                                 (283)         (417)
  Net receipts from restricted escrows                                    154           786
  Distributions from investments in limited partnerships                   --           336

          Net cash (used in) provided by
            investing activities                                         (129)          705

Cash flows from financing activities:
  Principal payments on Master Loan                                      (375)       (1,430)
  Principal payments on notes payable                                     (68)          (63)

          Net cash used in financing activities                          (443)       (1,493)

Net increase in cash and cash equivalents                                 707           304

Cash and cash equivalents at beginning of period                        1,439         1,961
Cash and cash equivalents at end of period                           $  2,146      $  2,265

Supplemental disclosure of cash flow information:
   Cash paid for interest                                            $  1,006      $    406

           See Accompanying Notes to Consolidated Financial Statements

e)
                   CONSOLIDATED CAPITAL EQUITY PARTNERS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


NOTE A - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Consolidated Capital Equity Partners, L.P. ("CCEP") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of ConCap Holdings, Inc. (the "General Partner"), all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1998, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998.

Certain reclassifications have been made to the 1997 information to conform to the 1998 presentation.

Consolidation

CCEP owns a 75% interest in a limited partnership ("Western Can, Ltd.") which owns 444 De Haro, an office building in San Francisco, California. CCEP's investment in Western Can, Ltd. is consolidated in CCEP's financial statements. No minority interest liability has been reflected for the 25% minority interest because Western Can, Ltd. has a net capital deficit and no minority liability exists with respect to CCEP.

NOTE B - RELATED PARTY TRANSACTIONS

CCEP has no employees and is dependent on the General Partner and its affiliates for the management and administration of all partnership activities. CCEP paid property management fees based upon collected gross rental revenues for property management services in each of the three month periods ended March 31, 1998 and 1997. The Partnership Agreement ("Agreement") also provides for reimbursement to the General Partner and its affiliates for costs incurred in connection with the administration of CCEP activities.

Also, CCEP is subject to an Investment Advisory Agreement between CCEP and an affiliate of the General Partner. This agreement provides for an annual fee, payable in monthly installments, to an affiliate of the General Partner for advising and consulting services for CCEP's properties. The following amounts were paid or accrued to the General Partner and affiliates:


                                                     For the Three Months Ended
                                                             March 31,
                                                       1998              1997
                                                           (in thousands)
  Property management fees                             $266              $253
  Investment advisory fees                               44                45
  Lease commissions                                       2                35
  Reimbursement for services of affiliates (1)          100               117

(1)Included in "reimbursements for services of affiliates" for the three months ended March 31, 1998 and 1997, is approximately $15,000 and $20,000, respectively, in reimbursements for construction oversight costs.

In addition to the compensation and reimbursements described above, interest payments are made to and loan advances are received from Consolidated Capital Institutional Properties ("CCIP") pursuant to the Master Loan Agreement (the "Master Loan"), which is described more fully in the 1997 Annual Report. Approximately $604,000 in interest payments were made during the three month period ended March 31, 1998. No advances were received under the Master Loan during the three months ended March 31, 1998. Principal payments of approximately $375,000 were made on the Master Loan during the three months ended March 31, 1998.

For the period January 1, 1997 to August 31, 1997, CCEP insured its properties under a master policy through an agency affiliated with the General Partner with an insurer unaffiliated with the General Partner. An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the master policy. The agent assumed the financial obligations to the affiliate of the General Partner which receives payments on these obligations from the agent. The amount of CCEP's insurance premiums accruing to the benefit of the affiliate of the General Partner by virtue of the agent's obligations is not significant.

NOTE C - MASTER LOAN AND ACCRUED INTEREST PAYABLE

The Master Loan principal and accrued interest payable balances at March 31, 1998, and December 31, 1997, are approximately $297,986,000 and approximately $289,783,000, respectively.

Terms of Master Loan Agreement

Under the terms of the Master Loan, interest accrues at a fluctuating rate per annum adjusted annually on July 15 by the percentage change in the U.S. Department of Commerce Implicit Price Deflator for the Gross National Product subject to an interest rate ceiling of 12.5%. The interest rates for each of the three month periods ended March 31, 1998 and 1997, were 12.5%. Payments are currently payable quarterly in an amount equal to "Excess Cash Flow", generally defined in the Master Loan as net cash flow from operations after third-party debt service and capital expenditures. Any unpaid interest is added to principal, compounded annually, and is payable at the loan's maturity. Any net proceeds from sale or refinancing of any of CCEP's properties are paid to CCIP under the terms of the Master Loan Agreement. The Master Loan Agreement matures in November 2000.

During the three months ended March 31, 1998, CCEP paid approximately $375,000 to CCIP as principal payments on the Master Loan. Cash received on certain investments by CCEP, which are required to be transferred to CCIP per the Master Loan Agreement, accounted for approximately $79,000. Approximately $296,000 was due to an excess cash flow payment paid to CCIP as stipulated by the Master Loan.